Exhibit 99.1

tw telecom Reports Fourth Quarter and Full Year 2013 Results

Delivers 6.4% Revenue Growth, $36.5 million of Net Income and 35.3% M-EBITDA Margin for 2013
Completes $416 million of Share Repurchases for 2013, with $104 million in the Fourth Quarter
Expects Higher 2014 Total Revenue Growth Rate

LITTLETON, Colo. - February 11, 2014 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced its fourth quarter 2013 financial results, including $400.0 million of revenue, $15.4 million of net income, $0.11 basic earnings per share, and $140.7 million of Modified EBITDA1 (“M-EBITDA”).

For the year, the Company reported $1.56 billion in revenue, $36.5 million in net income, $0.25 basic earnings per share, and $552.5 million of M-EBITDA.

“In 2013, we achieved strong comprehensive financial results, deployed substantial product innovation, solutions and features and returned value to shareholders through share repurchases,” said Larissa Herda, tw telecom’s Chairman and CEO. “We also successfully executed our growth initiatives and as a result, we expect to increase our 2014 revenue growth rate over that of 2013. Additionally, we announced a strategic market expansion in the fourth quarter. We believe we are doing all the right things to position our business for long-term growth and market differentiation, as we continue to focus on driving shareholder value,” said Herda.

Highlights for the Year

•	Grew total revenue 6.4% year over year

•	Grew enterprise revenue 8.2% year over year

•	Grew data and Internet revenue 14.1% year over year

•	Delivered $36.5 million of net income, or $64.4 million of net income, after excluding debt extinguishment and executive retirement costs, net of tax impacts[8]

•	Delivered M-EBITDA of $552.5 million, representing a 35.3% M-EBITDA margin[1]

•	Delivered $438.5 million of net cash provided by operating activities

•	Reported ($34.1) million of levered free cash flow[3], or $85.7 million, after excluding the strategic market expansion capital lease

•	Utilized $959.2 million in cash to execute share repurchases and settle convertible debt

•	Announced a strategic market expansion in November, to extend its fiber footprint

Business Trends

     “We delivered strong comprehensive results and continued balance sheet optimization, as we returned value to shareholders, invested for long-term growth and maintained our balance sheet flexibility,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “In 2013, we opportunistically refinanced more than 70% of our debt from the end of 2012, achieving more favorable terms and rates. We utilized nearly $1 billion of cash to execute our share repurchases and settle our convertible debt, which resulted in a 10% decrease in shares and the avoidance of up to 13% of potential dilution compared to our shares outstanding at the end of 2012. Due to our ongoing financial discipline, we expect in 2014 to continue to invest in the business, execute share repurchases and maintain our strong liquidity.”

The Company’s successful growth initiatives have resulted in strong fourth quarter bookings7, or sales, which grew in both the fourth quarter and for the full year of 2013 compared to the same periods in the prior year, as well as demonstrated strong sequential growth for the quarter. The Company expects its full year revenue growth rate for 2014, to be greater than that of 2013, because of the consistent increase in bookings in the last four months of the year.

For 2014, the Company is forecasting, as expected, continued Modified EBITDA margin pressure due to the cumulative costs of its 2013 growth initiatives and recently announced strategic market expansion, both of which primarily reflect the cost of new sales and other employees incurred in advance of the anticipated recognition of higher revenue growth. The Company also expects its annual resetting of payroll taxes to result in an estimated $5 million sequential cost increase in the first quarter, which it expects will decline throughout the year.

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonality of sales and installations5, usage, rate changes, disputes, settlements, repricing for contract renewals and fluctuations in revenue churn, expenses, capital expenditures and taxes and fees.

Market Expansion

In the fourth quarter, the Company announced a strategic market expansion to extend its metro fiber footprint into five new high demand markets and accelerate the density of its metro-fiber footprint in 27 existing markets. “Our strategic market expansion is on track and we expect to fully integrate our expanded fiber reach and launch our new markets over the course of 2014,” said John Blount, President and Chief Operating Officer.

Capital Lease for Strategic Market Expansion

The Company recognized $119.8 million of capital expenditures for its strategic market expansion and a related capital lease obligation in the fourth quarter, which it expects to pay over 20 years. The Company expects that the accounting for the lease will result in an estimated incremental $6.5 million of interest expense and $3.5 million of depreciation expense for the year.

Operational Metrics

Revenue churn4 was 0.8% for the fourth quarter of 2013 down from 1.0% in the prior quarter and 0.9% in the same quarter last year. The higher churn in the prior quarter was the result of service disconnections from one large carrier. Full year 2013 revenue churn was 0.9%, consistent with 2012.

As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the fourth quarter of 2013, which is consistent with the prior quarter and the same quarter last year, and indicative of a loyal customer base, effective customer experience strategy and competitive product portfolio.

The Company had more than 29,000 customers as of December 31, 2013. Customer churn4 was 0.8% for the fourth quarter of 2013, consistent with the prior quarter and down from 0.9% in the same quarter last year. The Company ended the quarter with over 30,000 fiber route miles, of which approximately 23,000 were metro miles, which does not include route miles from the strategic market expansion that will be added in 2014 as those routes are fully integrated.

Capital Investments

Capital investments for the year, excluding the strategic market expansion capital lease, increased $38.6 million with the majority tied to success-based investments and growth initiatives.

Capital investments (“cap-ex”) for 2013 were as follows ($ in 000’s):

	Three Months Ended			Twelve Months Ended
	Dec. 31 2013	Sept. 30 2013	Dec. 31 2012	Dec. 31 2013	Dec. 31 2012
Cap-ex - excluding strategic market expansion capital lease	$88,216	$102,037	$99,624	$382,064	$343,425
As a percentage of revenue	22.1%	26.0%	26.4%	24.4%	23.4%
Cap-ex - for strategic market expansion capital lease	119,823	—	—	119,823	—
Total Capital Expenditures	$208,039	$102,037	$99,624	$501,887	$343,425

Capital investments for the fourth quarter, excluding the strategic market expansion capital lease, decreased sequentially by $13.8 million primarily reflecting the timing of capacity-related projects and decreased year over year by $11.4 million due to timing of capacity-related projects somewhat offset by growth in success-based spending and product investments for growth initiatives.

The Company expects approximately $440 to $460 million of total capital investments for 2014, with the majority to be tied to success-based investments, which includes approximately $50 million to integrate and connect the strategic market expansion into its national network and operating infrastructure.

Balance Sheet Activities

The Company executed share repurchases of $103.5 million for the quarter and $415.5 million for the year, with $362.5 million remaining under its most recently announced $500 million share repurchase plan.

Intercarrier Compensation

Intercarrier compensation revenue represented 2% of total revenue as of the fourth quarter of 2013. Under an FCC order, intercarrier compensation rates are declining over a six-year period that began in 2012, with rate decreases occurring in July of each year. These rate decreases resulted in a $4 million decrease to intercarrier compensation revenue in 2013, and the Company expects another $4 million revenue decrease for 2014.

Year over Year Results - Fourth Quarter 2013 compared to Fourth Quarter 2012

Revenue for the fourth quarter of 2013 was $400.0 million compared to $377.9 million for the fourth quarter last year, representing a year over year increase of $22.1 million, or 5.9%. Revenue grew primarily due to ongoing enterprise revenue growth. Key changes in revenue included:

•
$22.5 million increase in revenue from enterprise customers, or 7.5% year over year, driven primarily by data and Internet services, partially offset by a favorable $2.2 million customer settlement in the prior year

•	Revenue from carriers was unchanged, reflecting growth in Ethernet services, which was offset by churn and repricing for contract renewals in network services

•	$0.4 million decrease in intercarrier compensation revenue primarily reflecting the impact of a mandatory FCC rate reduction in July 2013, somewhat offset by an increase in minutes of use

By line of business, the percentage change in revenue year over year was as follows:

•
13.1% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN based products and other services, partially offset by churn, repricing and a favorable $2.2 million enterprise customer settlement in the prior year. Data and Internet revenue represents 56% of total revenue for the quarter compared to 52% a year ago

•
2.5% increase in voice services, primarily from converged and other voice solutions and certain taxes and fees, partially offset by churn. Voice services revenue represented 23% of total revenue for the quarter compared to 24% a year ago

•
7.0% decrease in network services, primarily reflecting the impact of churn and repricing for contract renewals, largely from carrier customers, partially offset by growth in high capacity dedicated Ethernet services. Network services revenue represents 19% of total revenue for the quarter compared to 22% a year ago

Operating Costs

Operating costs for the fourth quarter of 2013 increased year over year, which primarily included increases in network access costs as a result of revenue growth and growth in demand for multi-location customer solutions, both within and outside of the Company’s markets. In addition, there was an increase in employee-related costs, net of capitalized expenses, primarily in support of the Company’s growth initiatives, as well as annual merit-based salary increases. Operating costs as a percentage of revenue were 42.2% for the quarter compared to 42.1% for the same period last year. Modified gross margin6 as a percentage of revenue was 58.0% in both the current quarter and the same period last year.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, General and Administrative Costs (“SG&A”)

SG&A costs increased year over year, primarily as a result of higher employee-related costs, including expansion of sales and sales support personnel largely to support ongoing growth and the Company’s growth initiatives, commissions and annual merit-based salary increases, as well as an increase in property and other taxes and regulatory fees. SG&A costs as a percentage of revenue increased to 24.7% for the quarter from 23.1% for the same period last year, reflecting the growth rate of the items described above.

Net Income

Net income was $15.4 million for the fourth quarter of 2013 compared to $17.3 million from the same period last year, reflecting higher depreciation expense resulting from net asset additions and increased income tax expense, offset by M-EBITDA growth and lower interest expense. The Company delivered basic earnings per share of $0.11 for both the current quarter and the same period last year.

M-EBITDA and Margins

M-EBITDA was $140.7 million for the fourth quarter of 2013, an increase of 1.7% from the same period last year, primarily as a result of revenue growth that was largely offset by costs associated with the Company’s growth initiatives and lower net favorable settlements in the current quarter than the same quarter last year.

M-EBITDA margin for the quarter was 35.2% as compared to 36.6% for the same period last year. The vast majority of the change in margin this quarter as compared to the same quarter last year was due to costs associated with growth initiatives and the balance reflects higher access costs from growing multi-location customer demand both in and outside of the Company’s markets and lower net favorable settlements.

Sequential Results - Fourth Quarter 2013 compared to Third Quarter 2013

Revenue for the fourth quarter of 2013 was $400.0 million, as compared to $393.2 million for the third quarter of 2013, an increase of $6.8 million, or 1.7%, representing the 37th consecutive quarter of sequential growth. Revenue grew primarily due to ongoing enterprise growth. Key changes in revenue included:

•	$6.5 million increase in enterprise revenue, or 2.1% sequential growth, driven primarily by data and Internet services

•	$1.0 million increase in carrier revenue, primarily due to growth in Ethernet services, somewhat offset by churn and repricing for contract renewals

•	$0.7 million decrease in intercarrier compensation revenue

By line of business, the percentage change in revenue sequentially was as follows:

•	3.6% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based products and other services, partially offset by churn and repricing

•	0.4% increase in voice services, primarily reflecting an increase in converged solutions and certain taxes and fees, partially offset by churn

•
1.0% decrease in network services, primarily reflecting the impact of higher churn and repricing for contract renewals, largely from carriers, partially offset by growth in high capacity dedicated Ethernet services

Operating Costs

Operating costs increased sequentially, reflecting a lower amount of favorable franchise fee settlements and higher network access costs as a result of revenue growth. Operating costs were 42.2% of revenue for the fourth quarter and 41.8% for the third quarter. Modified gross margin for the fourth quarter as a percentage of revenue was 58.0% compared to 58.4% in the third quarter.

Selling, General and Administrative Costs

SG&A costs decreased sequentially primarily reflecting lower non-cash stock-based compensation, largely resulting from executive retirement costs in the prior quarter, offset by higher employee-related costs, including growth initiatives. SG&A costs were 24.7% of revenue for the fourth quarter and 26.3% for the third quarter.

Net Income and Loss

Net income was $15.4 million for the fourth quarter, compared to a net loss of $9.4 million in the third quarter reflecting debt extinguishment and executive retirement costs in the third quarter that did not recur and fourth quarter M-EBITDA growth somewhat offset by an increase in income tax expense and interest expense.

The Company delivered basic earnings per share of $0.11 for the fourth quarter compared to a third quarter net loss per share of $0.07, or $0.12 basic earnings per share excluding debt extinguishment and executive retirement costs8, net of the related tax impacts.

M-EBITDA and Margins

M-EBITDA was $140.7 million for the fourth quarter, an increase of 1.6% from the third quarter primarily as a result of revenue growth, which was largely offset by a lower amount of favorable franchise fee settlements and costs associated with the Company’s growth initiatives. M-EBITDA margin was 35.2% for both the fourth quarter and the third quarter.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on February 12, 2014 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investors.”

Investor Relations:                    Media Relations:
Carole Curtin Jorgensen 303 566-1000            Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com                bob.meldrum@twtelecom.com

(1) Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.
(2) Unlevered free cash flow is defined as Modified EBITDA less capital expenditures, which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.
(3) Levered free cash flow is defined as Modified EBITDA less capital expenditures and net interest expense from operations (excluding debt extinguishment costs, non-cash interest expense and deferred debt costs), which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.
(4) Revenue churn is defined for the period as average lost recurring monthly billing from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue. Customer churn is defined for the period as average monthly customer turnover compared to the average monthly customer count.
(5) Installations reflect monthly recurring charges for services from signed customer sales that are installed and recognized as revenue from the date of installation.
(6) The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.
(7) Bookings, or sales, are defined as monthly recurring charges for services from signed customer contracts. The timing of when these sales are installed and recognized into revenue varies based on the underlying contract.
(8) Net Income, and Basic and Diluted EPS excluding debt extinguishment and executive retirement costs, net of tax impacts are Non GAAP measures and are reconciled in the supplemental earnings materials to the most comparable GAAP measure.

Financial Measures
The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables. The Company also provides net income and Basic and Diluted EPS excluding debt extinguishment and executive retirement costs, which management believes is useful to analysts and investors to enhance comparability to prior periods and help identify operating trends. The supplemental information posted to the Company’s website reconciles net income and Basic and Diluted EPS excluding debt extinguishment and executive retirement costs to the most comparable GAAP measure.

Forward Looking Statements
The statements in this press release and related conference call concerning the outlook for 2014 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, market expansion and its implementation, sales growth, cash flow and cash balances, growth initiatives, sales force, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, revenue growth rate, margins, expense trends, service disconnections, business trends and fluctuations, liquidity position, future share repurchases and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" in its 2012 Annual Report on Form 10-K, in its subsequent 2013 Annual Report on Form 10-K and in “Risk Factors” and elsewhere in its subsequent quarterly reports on Form 10-Q. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

 tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	Growth %	2013	2012	Growth %
Revenue
Data and Internet services	$223,705	$197,802	13.1%	$851,297	$746,297	14.1%
Voice services	94,318	92,062	2.5%	373,666	363,743	2.7%
Network services	75,368	81,014	-7.0%	308,818	330,088	-6.4%
Service Revenue	393,391	370,878	6.1%	1,533,781	1,440,128	6.5%
Intercarrier compensation	6,628	7,015	-5.5%	30,120	30,127	0.0%
Total Revenue	400,019	377,893	5.9%	1,563,901	1,470,255	6.4%
Expenses
Operating costs	168,613	159,179		658,080	617,553
Gross Margin	231,406	218,714		905,821	852,702
Selling, general and administrative costs	98,694	87,412		392,132	341,423
Depreciation, amortization and accretion	80,155	74,703		308,768	284,292
Operating Income	52,557	56,599	-7.1%	204,921	226,987	-9.7%
Interest expense	(23,107)	(21,720)		(85,410)	(68,271)
Non-cash interest expense and deferred debt costs	(1,620)	(6,771)		(10,726)	(25,486)
Debt extinguishment costs	—	—		(39,314)	(77)
Interest income	144	512		692	793
Income before income taxes	27,974	28,620	-2.3%	70,163	133,946	-47.6%
Income tax expense	12,573	11,352		33,705	57,058
Net Income	$15,401	$17,268	-10.8%	$36,458	$76,888	-52.6%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$231,406	$218,714		$905,821	$852,702
Add back non-cash stock-based compensation expense	522	476		2,178	1,904
Modified Gross Margin	231,928	219,190	5.8%	907,999	854,606	6.2%
Selling, general and administrative costs	98,694	87,412		392,132	341,423
Add back non-cash stock-based compensation expense	7,431	6,507		36,654	27,396
Modified EBITDA	140,665	138,285	1.7%	552,521	540,579	2.2%
Non-cash stock-based compensation expense	7,953	6,983		38,832	29,300
Depreciation, amortization and accretion	80,155	74,703		308,768	284,292
Net interest expense	22,963	21,208		84,718	67,478
Non-cash interest expense and deferred debt costs	1,620	6,771		10,726	25,486
Debt extinguishment costs	—	—		39,314	77
Income tax expense	12,573	11,352		33,705	57,058
Net Income	$15,401	$17,268		$36,458	$76,888
Modified Gross Margin %	58.0%	58.0%		58.1%	58.1%
Modified EBITDA Margin %	35.2%	36.6%		35.3%	36.8%

Free Cash Flow
Modified EBITDA	$140,665	$138,285	1.7%	$552,521	$540,579	2.2%
Less: Capital Expenditures, excluding strategic market expansion lease	88,216	99,624	-11.5%	382,064	343,425	11.3%
Less: Net interest expense	22,963	21,208	8.3%	84,718	67,478	25.5%
Levered Free Cash Flow, excluding strategic market expansion lease	29,486	17,453	68.9%	85,739	129,676	-33.9%
Capex - Strategic market expansion lease	119,823	—	NM	119,823	—	NM
Levered Free Cash Flow	($90,337)	$17,453	NM	($34,084)	$129,676	NM

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Dec. 31 2013	Sept. 30 2013	Growth %
Revenue
Data and Internet services	$223,705	$215,876	3.6%
Voice services	94,318	93,913	0.4%
Network services	75,368	76,100	-1.0%
Service Revenue	393,391	385,889	1.9%
Intercarrier compensation	6,628	7,301	-9.2%
Total Revenue	400,019	393,190	1.7%
Expenses
Operating costs	168,613	164,254
Gross Margin	231,406	228,936
Selling, general and administrative costs	98,694	103,438
Depreciation, amortization and accretion	80,155	78,566
Operating Income	52,557	46,932	12.0%
Interest expense	(23,107)	(20,270)
Non-cash interest expense and deferred debt costs	(1,620)	(1,255)
Debt extinguishment costs	—	(38,915)
Interest income	144	98
Income (Loss) before income taxes	27,974	(13,410)	-308.6%
Income tax expense (benefit)	12,573	(3,976)
Net Income (Loss)	$15,401	($9,434)	-263.2%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$231,406	$228,936
Add back non-cash stock-based compensation expense	522	528
Modified Gross Margin	231,928	229,464	1.1%
Selling, general and administrative costs	98,694	103,438
Add back non-cash stock-based compensation expense	7,431	12,475
Modified EBITDA	140,665	138,501	1.6%
Non-cash stock-based compensation expense	7,953	13,003
Depreciation, amortization and accretion	80,155	78,566
Net interest expense	22,963	20,172
Non-cash interest expense and deferred debt costs	1,620	1,255
Debt extinguishment costs	—	38,915
Income tax expense (benefit)	12,573	(3,976)
Net Income (Loss)	$15,401	($9,434)
Modified Gross Margin %	58.0%	58.4%
Modified EBITDA Margin %	35.2%	35.2%

Free Cash Flow
Modified EBITDA	$140,665	$138,501	1.6%
Less: Capital Expenditures, excluding strategic market expansion lease	88,216	102,037	-13.5%
Less: Net interest expense	22,963	20,172	13.8%
Levered Free Cash Flow, excluding strategic market expansion lease	29,486	16,292	81.0%
Capex - Strategic market expansion lease	119,823	—	NM
Levered Free Cash Flow	($90,337)	$16,292	NM

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Highlights of Results Per Share
Unaudited (1) (2)

	Three Months Ended			Twelve Months Ended
	Dec. 31 2013	Sept. 30 2013	Dec. 31 2012	Dec. 31 2013	Dec. 31 2012
Weighted Average Shares Outstanding (thousands)
Basic	140,673	142,920	148,253	144,920	147,675
Diluted (2)	143,129	142,920	152,311	146,480	150,059

Basic Income (Loss) per Common Share
Prior to impacts of debt extinguishment and retirement compensation costs	$0.11	$0.12	$0.11	$0.44	$0.51
Debt extinguishment and retirement compensation costs, net of tax effects	—	($0.19)	—	($0.19)	—
Total	$0.11	($0.07)	$0.11	$0.25	$0.51

Diluted Income (Loss) per Common Share
Prior to impacts of debt extinguishment and retirement compensation costs	$0.11	$0.11	$0.11	$0.43	$0.50
Debt extinguishment and retirement compensation costs, net of tax effects	—	($0.18)	—	($0.19)	—
Total	$0.11	($0.07)	$0.11	$0.24	$0.50

	As of
	Dec. 31 2013	Sept. 30 2013	Dec. 31 2012
Common shares (thousands)
Actual Shares Outstanding	141,168	144,463	151,397
Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	3,989	4,003	4,573
Options (thousands)
Options Outstanding	1,000	1,256	4,860
Options Exercisable	860	1,112	4,169
Options Exercisable and In-the-Money	860	1,112	4,169

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.
Condensed Consolidated Balance Sheet Highlights
(Dollars in thousands)
Unaudited (1)

	Dec. 31 2013	Sept. 30 2013	Dec. 31 2012
ASSETS
Cash, equivalents, and short term investments	$478,995	$569,521	$974,292

Receivables	114,006	110,589	106,770
Less: allowance	(6,748)	(6,899)	(7,067)
Net receivables	107,258	103,690	99,703

Prepaid expenses and other current assets	22,545	25,199	19,164
Deferred income taxes	54,026	76,160	76,160
Total other current assets	76,571	101,359	95,324

Property, plant and equipment	4,675,335	4,495,600	4,247,868
Less: accumulated depreciation	(2,980,379)	(2,921,701)	(2,755,622)
Net property, plant and equipment	1,694,956	1,573,899	1,492,246

Deferred income taxes	96,087	81,718	101,885
Goodwill	412,694	412,694	412,694
Intangible assets, net of accumulated amortization	11,555	13,056	17,578
Other assets, net	44,344	45,368	30,015
Total other non-current assets	564,680	552,836	562,172

Total	$2,922,460	$2,901,305	$3,223,737

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$38,454	$62,681	$55,857
Deferred revenue	48,371	47,016	45,471
Accrued taxes, franchise and other fees	55,043	56,259	60,844
Accrued interest	21,606	27,480	20,343
Accrued payroll and benefits	52,604	48,554	45,727
Accrued carrier costs	25,507	16,330	30,765
Current portion of debt and lease obligations	32,470	7,954	374,969
Other current liabilities	35,241	35,148	29,163
Total current liabilities	309,296	301,422	663,139

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026	—	—	373,743
Unamortized Discount	—	—	(5,643)
Net	—	—	368,100
Floating rate senior secured debt - Term Loan B, due 12/30/2016	—	—	463,019
8% senior unsecured notes, due 3/1/2018, net of unamortized discount	23,392	23,386	428,001
Floating rate senior secured debt - Term Loan B, due 4/17/2020, net of unamortized discount	515,063	516,270	—
5 3/8% senior unsecured notes, due 10/1/2022 issued Oct 2012	480,000	480,000	480,000
5 3/8% senior unsecured notes, due 10/1/2022 issued Aug 2013, net of unamortized discount	433,744	433,280	—
6 3/8% senior unsecured notes, due 9/1/2023	350,000	350,000	—
Capital lease obligations	147,046	27,835	20,091
Less: current portion	(32,470)	(7,954)	(374,969)
Total long-term debt and capital lease obligations	1,916,775	1,822,817	1,384,242

Long-Term Deferred Revenue	20,046	20,851	23,177
Other Long-Term Liabilities	40,274	44,577	41,240

Stockholders’ Equity	636,069	711,638	1,111,939

Total	$2,922,460	$2,901,305	$3,223,737

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited (1)

	Three Months Ended			Twelve Months Ended
	Dec. 31 2013	Sept. 30 2013	Dec. 31 2012	Dec. 31 2013	Dec. 31 2012
Cash flows from operating activities:
Net Income (Loss)	$15,401	($9,434)	$17,268	$36,458	$76,888
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	80,155	78,566	74,703	308,768	284,292
Deferred income taxes	10,635	(4,186)	4,253	30,738	48,559
Stock-based compensation expense	7,953	13,003	6,983	38,832	29,300
Loss on debt extinguishment	—	38,916	—	39,314	77
Amortization of discount on debt and deferred debt costs and other	1,620	1,256	6,772	10,727	25,469
Changes in operating assets and liabilities:
Accounts receivable, net	(3,568)	6,075	7,011	(7,555)	(3,521)
Prepaid expenses and other current and noncurrent assets	3,192	(766)	1,197	(1,558)	1,498
Accounts payable	(11,843)	3,033	(1,254)	(11,099)	(429)
Accrued interest	(6,130)	8,255	12,680	1,197	6,393
Accrued payroll and benefits	4,077	1,483	4,914	7,001	1,469
Deferred revenue, current and noncurrent	550	(1,249)	204	(231)	4,099
Other current and noncurrent liabilities	5,953	(11,046)	9,161	(14,131)	(10,418)

Net cash provided by operating activities	107,995	123,906	143,892	438,461	463,676

Cash flows from investing activities:
Capital expenditures	(87,809)	(97,550)	(97,069)	(372,868)	(338,118)
Purchase of investments	(105,317)	(49,686)	(103,308)	(312,526)	(243,048)
Proceeds from sale of investments	68,554	90,250	77,748	283,845	204,629
Equipment purchases in advance of installation and other, net	(12,015)	(2,090)	(1,963)	(14,570)	2,566
Net cash used in investing activities	(136,587)	(59,076)	(124,592)	(416,119)	(373,971)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	4,596	6,340	3,327	43,495	13,462
Purchases of treasury stock	(100,503)	(108,701)	(1,890)	(406,514)	(13,409)
Excess tax benefits (shortfalls) from stock-based compensation	(1)	(251)	(3)	692	1,213
Proceeds from modification of debt, net of financing costs	—	—	—	49,684	—
Proceeds from issuance of debt, net of financing costs	(355)	766,155	470,796	765,800	470,796
Retirement of debt obligations	—	(735,630)	—	(991,978)	(101,518)
Payment of debt and capital lease obligations	(2,063)	(1,671)	(1,602)	(5,830)	(6,915)

Net cash (used in) provided by financing activities	(98,326)	(73,758)	470,628	(544,651)	363,629

(Decrease) increase in cash and cash equivalents	(126,918)	(8,928)	489,928	(522,309)	453,334
Cash and cash equivalents at the beginning of the period	411,337	420,265	316,800	806,728	353,394
Cash and cash equivalents at the end of the period	$284,419	$411,337	$806,728	$284,419	$806,728

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$284,419	$411,337	$806,728	$284,419	$806,728
Short term investments	194,576	158,184	167,564	194,576	167,564
Total of cash, equivalents and short term investments	$478,995	$569,521	$974,292	$478,995	$974,292

Supplemental disclosures of cash flow information:
Cash paid for interest	$19,417	$22,252	$9,223	$85,209	$63,082
Cash paid for income taxes, net of refunds	$105	$52	$1,235	$4,634	$7,801
Cash paid for debt extinguishment costs	—	$32,193	—	$32,662	—
Addition of capital lease obligation	$120,230	$4,487	$2,555	$129,019	$5,307

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$87,809	$97,550	$97,069	$372,868	$338,118
Addition of capital lease obligation	120,230	4,487	2,555	129,019	5,307
Total capital expenditures	$208,039	$102,037	$99,624	$501,887	$343,425

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Selected Operating Statistics
Unaudited (1)

	Three Months Ended
	2012				2013
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Dec. 31
Operating Metrics:
Buildings (2)	15,905	16,367	16,919	17,948	18,466	19,082	19,648	20,255
Headcount
Total Headcount	3,059	3,089	3,087	3,147	3,191	3,287	3,327	3,397
Sales Associates	551	546	543	574	578	612	633	664
Customers
Total Customers	27,495	27,569	27,699	27,966	28,292	28,526	28,855	29,227

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.